Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by. Welcome to the WMS Industries first quarter results. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. At that time, if you have a question, please press 1 followed by the 4 on your telephone. If at any time during the conference you need to reach an operator, simply press the * followed by the 0. As a reminder, this conference is being recorded Monday, October 26, 2009.

I would like now to turn the call over to Mr. Bill Pfund, VP of Investor Relations. Please go ahead sir.

William Pfund, Vice President, Investor Relations

Thank you Sean. Welcome to WMS’ first quarter fiscal 2010 conference call. With me today are Brian Gamache, Chairman and CEO; Orrin Edidin, President; and Scott Schweinfurth, Executive Vice President, CFO and Treasurer.

Before we start, let me review our safe harbor language. Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions. These statements are based on currently available information and involve certain risks and uncertainties. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009, and in our more recent filings with the SEC. The forward-looking statements made on this call and web cast, as well as the archived version of the web cast, and in any transcripts of this call are only made as of this date, October 26, 2009.

Now let me turn the call over to Brian.

Brian R. Gamache, Chairman and Chief Executive Officer

Thank you, Bill and good afternoon everyone.

Today, WMS reported net income of $19.8 million, or 34 cents per diluted share, which includes a charge of $0.02 per share related to the costs to induce an early conversion to common stock of $79 million of our Subordinated Notes as previously disclosed. Our record first quarter revenue of $165 million was consistent with our guidance and this marks the 14th consecutive quarter that we have met or exceeded our revenue guidance.

Our operating margin increased 300 basis points to 19.1% and, as a result, operating income increased 30% on a 9% increase in revenue — clear evidence of our ability to continue to drive and realize the operating leverage in our business. With the combination of ongoing revenue growth and margin enhancement, WMS logged its 19th consecutive quarter of double-digit, year-over-year earnings growth.

The marketplace dynamics at the beginning of our fiscal 2010 year remained consistent with our expectations, with unit sales being impacted still by the customers’ restrained calendar 2009 capital budgets. However, in customer meetings that we have hosted since August, and which will continue up to the G2E® trade show in mid-November, we are hearing a more positive tone from operators in that they are looking for ways to freshen their slot floors in the future. This is a consistent message that we hear from regional casino operators, riverboat casinos, tribal casinos and even several of the Las Vegas based multi-site operators. With the larger, multi-casino operators, this is especially noteworthy, as several of them have not invested much, if any, capital in updating their slot floors in recent years. We are now once again exploring the potential for master purchase agreements and multi-year contracts.

While it is still early in their calendar 2010 budgeting process and our discussions are exactly that – mainly dialog – the feedback we’ve heard represents what we believe is a distinct change in attitude and a positive improvement from the conversations held the same time last year. Compared to a year ago, the economy appears to be more stable today and casino customers seem to recognize the value, competitive benefits and returns to be derived from investing in their slot floors. As we approach G2E, we’re excited by the many new innovative products we’ll be demonstrating; and we’re equally energized by the sentiment from the casino operators that they are eagerly anticipating a look at our new, player-appealing products and thereafter finalizing their capital requests for calendar 2010, which we believe on average will be larger than those in calendar 2009.

Presently, WMS has about 13% of the overall casino floor on a North American basis. With a ship share amongst the largest four suppliers of 27% in the domestic US and Canada for the six months ended June 30, and an estimated 35% share of the reported replacement sales in that period, we believe there is tremendous runway for future growth opportunities – especially as the replacement cycle begins to accelerate over the next several years from its current estimated trough level of 25-30 years in calendar 2009. While we expect the replacement cycle to begin to pick up modestly in calendar 2010; we believe the cycle may return to a more normalized rate of 7-8 years by calendar 2012.

Couple that with improving replacement potential with the additional growth opportunities for WMS represented by 1) our direct entry into markets such as Class 2, Central Determination and Charity Game Markets; 2) our direct entry into markets new to WMS like Australia and Mexico; and 3) our introduction of Helios™ platform for select International markets during fiscal 2010, and WMS has a unique opportunity to grow at an even faster rate than the overall market in the near- and intermediate-term.

Longer-term, coupling these factors with the increased opportunities for new jurisdictions – both domestically and globally; casino expansions and new casinos, along with the commercialization of our first networked gaming products, and our revenue growth potential could get rather exciting. Combine our expected revenue growth with our meaningful opportunities for ongoing margin expansion, and it is evident to see why we are so energized about our ability to continue building stockholder value for the long-term.

Now, let me turn the call over to Orrin and Scott to provide their perspective on our operating and financial results and trends. Orrin.

Orrin J. Edidin, President

Thanks Brian, good afternoon everyone.

A very important factor behind our consistent performance is the extremely talented employee base of WMS and our clear and consistent focus on five key priorities. I am pleased to report to you our continued progress in tracking against these five priorities.

Our first priority is managing the growth of our high-margin gaming operations business in a manner that allows us to seek an optimal balance between the net growth of the installed footprint and securing an increased mix of higher recurring revenue producing products on the slot floor – in particular a greater number of high-earning Wide Area Progressive products. During the September 2009 quarter, our average installed base increased 9% over last year and, at quarter-end, our total installed participation footprint stood at 10,337 units. Importantly, WAP units comprised 28% of our footprint as of September 30, 2009, up from 24% as of June 30, 2009, 20% at June 30, 2008 and 18% at June 30, 2007, which is when we first began to shift to our more disciplined placement strategy. This shift in our placement strategy to a more controlled product launch also has yielded significant improvement in the financial return on capital deployed in gaming operations and contributes to free cash flow.

Our average daily revenue increased to a record $77.23 per unit in the September 2009 quarter, an increase of 12% over the comparable quarter last year and up 28% from the $60 average earned in the June 2007 quarter. Our disciplined placement strategy is clearly paying off and, importantly, this exceptional performance was achieved despite the backdrop of an overall decline in industry revenues.

The innovative gaming experiences that come from our marriage of advanced technologies with great gaming content are a key driver behind our growth and increased play levels. We’re realizing significant success with the latest game released on our Community Gaming® platform – the unique Reel ‘em In® Compete to Win® game. This game, with its innovative Adaptive Gaming® technology enabled by our Wide-Area Network, has gained rapid acceptance in the marketplace with players and is presently generating performance on par with our very successful WIZARD OF OZ™ games over comparable periods of placement. Being able to provide personal recognition through casino and national leader boards is enabled by a player’s ability to login and create their own personal profile, similar to the login for our popular STAR TREK™ games. Reflecting the success and popularity of this feature among slot players, we now have more than 700,000 unique user ID’s registered for the Adaptive Gaming platform.

In the June 2009 quarter, we also launched our latest Sensory Immersion game – TIME MACHINE®, and the latest version in our long-running MONOPOLY™ series of games, MONOPOLY Grand Hotel® Big Event®, which combines our Community Gaming experience with a selection of 3-reel Transmissive Reels® mechanical base games on our Bluebird®2 cabinet. These two games and the Reel ‘em In game are all WAP participation games.

Our second priority remains gaining share in the U.S. and Canadian marketplace. A lower number of significant casino openings and major expansions in the September 2009 quarter, coupled with our customers’ overall constrained capital budgets in calendar 2009, resulted in a continuation of the headwinds the supplier industry has been facing for some time. Despite these challenges, while our new unit sales declined, our average selling prices increased, reflecting the tremendous success of the Bluebird2 platform and the higher mix of these premium units in our overall sales. In the September 2009 quarter, U.S. and Canada unit shipments totaled 2,957 units compared to 3,383 units last year, and we estimate just over 550 of these new units were the result of new casino openings or major expansions and that approximately 2,400 units were industry replacement sales. During the September quarter, we shipped our first Class II units into the Washington State market and into the Alabama market to the Poarch Creek Indian Casino, marking a significant milestone for WMS in the Class II market where we can further leverage our proven, high-earning game content. We expect more shipments to these markets in future quarters. Based on our ability to offer innovative and differentiated video and mechanical reel products, we continue to garner a greater share of our customers’ available capital dollars.

We also continue to achieve solid growth in our international business, which is our third priority. During the September 2009 quarter, international shipments represented 39% of our total new unit shipments, including a meaningful number of Bluebird2 units. This compares to 38% in the year-ago quarter. We shipped new units to customers in Mexico in the quarter and are experiencing good initial demand for our products there, which should manifest in growing revenues as the market converts from a central determinant market to a Class III-style gaming market. With further opportunities for additional Bluebird sales into Mexico due to the ongoing marketplace transition, the start later this week of our second of two Australian field trials and the upcoming launch of the value-priced Helios platform to customers in select international jurisdictions where marketplace conditions put more focus on the price-value relationship, we expect to realize continued growth in International revenues throughout fiscal 2010.

Our fourth priority is to improve our margins. This quarter we achieved 66.1% total gross margin primarily due to the mix of business. Our higher-margin gaming operations revenues were a record 46% of total revenues, and we accomplished quarter-over-quarter improvements in both product sales gross margin to 52.9% and gaming operations gross margin to 81.4%. This improvement in gross margin coupled with operating expense discipline resulted in a 300-basis point increase in operating margin to 19.1%. Importantly, we’ve improved our operating margin, even as we aggressively fund our R&D initiatives. With further opportunities to realize gross profit enhancements from volume benefits, product mix, increased pricing, ongoing continuous improvement efforts and our strategic sourcing initiatives, coupled with the operating leverage in our selling and administrative expenses as we refine our business processes through the implementation of lean sigma and strategy deployment, we believe we still have plenty of room to realize our long-term margin potential.

Our fifth priority is to drive higher cash flow. Our ongoing revenue growth and improved margins are key factors behind the company’s strong cash balances, as are the improved efficiencies being achieved in our gaming operations business and the consistency of amounts invested in cash flows from investing activities. This quarter, while we achieved increased net income, we also experienced growth in receivables, inventory, prepaid royalty advances and income taxes; as well as lower payables, all of which led to a small use of cash flow from operations. The inventory growth stemmed mostly from an advance buy on a computer chip used in our Bluebird2 gaming machines; and we will have a final purchase of a comparable amount in the December 2009 quarter. Higher royalty advances stem from new agreements for licensed brands; prepaid income taxes were higher as a result of the increased stock option exercise activity, and the lower amounts of accounts payable reflect the timing of payments.

With our strong cash balance and solid balance sheet, we continue to provide certain customers with longer-term financing options, which has led to an increase in receivable balances compared to September 30, 2008. Our core strategy in this regard remains the same as when we first discussed this on our April call – that is to support those customers that are on solid financial footing but that remain somewhat capital constrained at the moment. In doing so, we are prudently using our balance sheet to opportunistically improve our competitive standing by delivering high-earning products to casinos and increasing our overall floor share. We have a defined process, that includes Brian, Scott and me, for approval of all extended-term deals, and a maximum dollar amount committed to this program that gets replenished as customers pay down their balances. In this uncertain environment, a number of customers continued to find these options attractive –essentially allowing our high-earning products to pay for themselves. Overall, total receivables remained comparable to balances at June 30, 2009, and the increase in long-term notes receivable continued its downward trend with only $6 million growth in the September 2009 quarter compared to increases of $11 million in the June 2009 quarter and $14 million in the March 2009 quarter.

With the strength that comes from our earnings growth, our long-term cash flow and our solid balance sheet, we are able to consistently pursue our visionary, long-term product plan and fund our organic growth opportunities. We remain fully committed to realizing the benefits of our Casino Evolved™ vision. Our R&D spending represents the ongoing investment we make to create intellectual property and advanced technologies to power our future innovative products; a sampling of which you will see at the G2E trade show in 3 weeks. We’re extremely excited by the broad range of for-sale and participation products, network gaming applications and the other innovations that we will be showcasing this year. Across the full range of products being demonstrated at G2E, we will be highlighting the next generation of games and applications developed through our Player Driven Innovation™ focus. From a large array of new games enabled by one or more of our foundational technologies, to evolutionary concepts in video reel games, cabinet design and network gaming products, we will once again demonstrate that innovation never stops at WMS; and that our focus on designing products that enrich the player experience will continue to pay off in growing market share, play levels, customer loyalty and value for our stockholders. We invite you all to visit the WMS booth and share our excitement at G2E.

I now would like to turn the call over to Scott to share a bit more color on our financial matters. Scott.

Scott D. Schweinfurth, Executive Vice President and Chief Financial Officer

Thanks, Orrin, and good afternoon everyone.

In our September 2009 quarter, we again overcame the challenges of customers’ lower 2009 capital budgets, the slow replacement cycle and fewer new casino openings and expansions, as total revenues increased $14 million, or 9%, on a year-over-year basis to $165.3 million, which was in the middle of the revenue guidance range provided in August.

Interestingly, total gross profit, excluding depreciation expense, also increased by just about $14 million – or about 100% flow-through of the increased revenues – due to the higher mix of gaming operations revenues and gross margin increases in both our products sales business and gaming operations business. Total gross profit increased 14% year over year to $109.3 million in the September 2009 quarter, and total gross profit margin increased 300 basis points year over year to a record 66.1%.

Gross profit on product sales revenues increased $3.3 million on a revenue increase of $1.6 million, as the gross margin on product sales improved to 52.9% from 50.1% in the year-ago period. This quarter’s result is also higher than the margin achieved in the June 2009 quarter, despite 2,100 fewer units, or 30% less volume that reflects the usual seasonal quarterly sequential decline we experience in the September quarter.

Gross profit from gaming operations increased $10.4 million or 20% over last year and the gross margin from gaming operations was 81.4% in the September 2009 quarter, up from 80.8% a year ago, despite the higher installed base of WAP units. As Orrin indicated, we realized higher average daily revenues associated with WAP gaming machines, and this was a key contributor to the higher year-over-year total gross profit dollars from gaming operations.

In aggregate, operating expenses increased $6.5 million in the September 2009 quarter, or approximately 9% over the year-ago period. R&D expenses increased $4.5 million or 20%, and represented 16% of total revenues, slightly higher than our anticipated target level for the full year due to the seasonal impact of lower revenues. Selling and administrative expenses were 20.6% of revenues, a decline from 21.3% in the September 2008 quarter. Year over year, selling and administrative costs were up only $1.8 million or 5.6%; and these expenses actually decreased $5.9 million from the June 2009 quarter, reflecting our focus on containing such costs. The incremental expenses over the prior-year quarter relate to the higher level of revenues, headcount increases during the last twelve months and higher payroll-related costs associated with improved operating performance. Depreciation was about flat with the prior-year quarter, as we continue to benefit from the efficiencies being achieved in the use of capital in our gaming operations business. Despite the impact of 843 additional units in the average installed participation base year over year, a greater number of units are remaining in the field longer and have been depreciated to their residual value.

Overall, our ongoing revenue growth, continuous improvement initiatives and continued diligence in watching operating expenses resulted in a 30% increase in operating income to $31.5 million on a 9% revenue increase, despite the tough economic conditions.

The effective tax rate for the September quarter was a bit higher at 36.9% than a year ago; but we anticipate that it will decrease slightly in the December quarter. We then expect with the anticipated lapse of the R&D tax credit after December 2009 that our effective tax rate in the second half of fiscal 2010 will be slightly higher than the first half of the year and for the full-year will approximate 37%.

We continue to strengthen our balance sheet and improve our financial flexibility quarter-by-quarter, even as we effectively deploy the balance sheet to our competitive advantage. During the September 2009 quarter, we took two key steps to further improve our already strong balance sheet while providing further financial flexibility. First, we negotiated an extension and modification of our revolving credit facility and expanded the number of banks taking part in providing the credit. Along with loosening prior limitations on investments, advances, loans, liens and acquisitions, we extended the agreement for three years running through September 30, 2012; and the pricing we received on undrawn commitments is the best among our competitive set. In addition, the total credit facility, including the expansion feature, was increased to $200 million from $125 million, thus increasing our financial flexibility at a reasonable cost.

Second, during the September quarter, three of our convertible note holders early converted an aggregate of $79.4 million of our notes into common stock at a small premium, but at less than the discounted present value of the remaining interest payments. The early conversion caused an acceleration of the remaining proportional deferred financing costs associated with the notes, which is a non-cash charge. This accelerated expense along with the $700,000 inducement payment resulted in a one-time charge of $0.02 per fully diluted share in the September 2009 quarter. On our balance sheet, the early conversion lowered long-term debt by $79.4 million and increased common stock and additional paid-in capital by $79.4 million. So at September 30, 2009, we had a net cash balance, which is total cash less total debt, of approximately $120 million. Subsequent to quarter end, an additional $25.7 million was converted to common stock, which lowered our debt to just under $10 million and increased common stock and additional paid-in capital by $25.7 and also increases our net cash position by a like amount, which would bring our net cash balance to approximately $145 million. While the fully diluted number of shares remains unchanged, we now have approximately 58.7 million shares outstanding, and at today’s closing stock price a market cap of $2.8 billion. With an aggregate $105.1 million less debt now, our after-tax interest expense will be lower by $1.4 million for the balance of the fiscal year. As a result, the impact of all of these transactions will be a net favorable cash savings of $0.5 million for the year.

Turning to revenue guidance for the December 2009 quarter, we expect $184-to-$190 million which represents growth of 3%-to-7% over the December 2008 quarter. This should be the last quarter where customers will be spending from the lower capital budgets approved for calendar 2009. Our guidance also assumes lower play levels in gaming operations than the last several quarters as a result of the usual seasonal influence. Additionally, if you analyze the revenue trend during the last three years, our fiscal second quarter has typically been between 24% and 25% of annual revenues, which is consistent with the level of guidance we provided at the beginning of the year. We continue to expect sequential growth in both the March and June quarters. In general, we continue to expect that Fiscal 2010 will follow a normal historical seasonal pattern with lowest revenues in the September quarter followed by successively higher amounts. This is particularly so with our entry into the Australia market, the ramping of our Class 2 business and the roll-out of networked gaming products, and a likely improvement in the replacement cycle in calendar 2010, all of which are expected to contribute to our stronger second half in Fiscal 2010.

As Brian stated, as we look to the future, we believe there are a number of opportunities to enhance our revenues with new jurisdictions, casino expansions and new openings, but as we’ve learned from the past experience, these opportunities all take time to complete the legislative and regulatory hurdles and almost all are beyond our fiscal 2010 year. Given these expectations, today we are also reiterating our fiscal 2010 annual revenue guidance of $760 million to $780 million that we provided in August of 2009.

And with that, let me turn the call back to Brian for final comments.

Brian R. Gamache, Chairman and Chief Executive Officer

Thanks Scott.

Achieving continued year-over-year quarterly progress in revenues, gross profit, operating margin and net income demonstrates the higher earnings power of our products and the dedication of the entire WMS team to continuous improvement and operating excellence. In these challenging times, our performance continues to be quite remarkable and I am very proud of the continued exceptional performance of our entire team, and the results they achieved in the September 2009 quarter.

I would also note that while it is exciting to talk about new products, game development and market share gains, we are equally focused on continuing to improve our operating momentum and in building our customer touch points. From taking a customer order, to a product’s production and installation, to invoicing and collecting from customers, we seek to continually improve our business processes to accelerate our speed to delivery, while simultaneously ensuring we offer the highest-value proposition in the industry.

In addition to our opportunities to expand into existing markets that Orrin mentioned, there are a number of jurisdictions that hold significant potential for industry expansion, mostly beyond our fiscal 2010 as these opportunities are still subject to additional uncertainties as they progress through the legislative or regulatory processes. In California, 3,548 new additional licenses have been granted to existing Native American casinos. In Kansas and Maryland, the first racinos have now been designated, while in Illinois, Ohio, Massachusetts and Kentucky, the gaming initiatives are at various stages of approval or development. Internationally, two new casinos in Singapore will be opening soon, large projects in the Philippines and Spain are moving forward, the Italian VLT market continues to progress, the new market in Japan has supported the proposed legislation to enable casino-style gaming and an important legislative vote is scheduled to take place next month on potential gaming in Brazil. While these opportunities will not realistically benefit our fiscal 2010 results, collectively, they represent the undercurrent of important slot expansion over the long run that contemplates all of the current organic growth opportunities we already have taken into market gain share and to maximize our position in the replacement market.

In closing, let me summarize the significant factors that support our optimism for the second quarter, the remainder of fiscal 2010 and the long term:

First: The strong positive responses being accorded our new products. During the past several months, we have conducted numerous product demonstrations with customers as a lead-in to G2E, and their response to our Casino Evolved vision, and the strategy has been extremely favorable – perhaps the most enthusiastic responses heading into any G2E to date.

Second: We are a proven performer. Our talented global team, our product planning and development process, our clear strategic priorities and our focused initiatives on continuous improvement drive both advances in our product portfolio and in our operating execution. WMS is unmatched in the industry with our record 19 consecutive quarters of year-over-year, double-digit earnings growth; we have the highest revenue and profit growth expectation among our peers in fiscal 2010; we are alone in our operating ability to deliver customer orders within a two-week period; our balance sheet is rock solid, with over $145 million in net cash. Our Culture of Innovation – and the open mindedness and ability to listen that supports it – are distinct competitive advantages that are not easily copied nor quickly established. These capabilities are a part of our culture and DNA, and we have worked diligently over many years to refine and hone those capabilities.

And, third: Our consistency of vision toward future products. From our initial focus more than seven years ago to develop innovative features and gaming experiences enabled by advances in network gaming, to what the future holds 7 to10 years from now – we think differently than others. As a result, WMS is well positioned today to benefit from the imminent adoption of network gaming and the unique approach that is gaining traction with casino operators, and in fact, with the entire industry. Offering value-added software applications and systems capabilities that benefit the player and the casino operator has been our clearly defined vision for the last several years. And importantly, we have commercialized our path to that vision by introducing successful products that generated revenue and profit growth bank-by-bank, quarter-by-quarter.

As we look to the future – a future being shaped by the bountiful potential from new jurisdictions, new casino openings and expansions and renewed life in the domestic replacement cycle with certain customers who are once again talking about master purchase agreements and multi-year arrangements, we also expect that we will further expand our market share and drive the process improvements to realize further margin expansion and enhance our cash flow.

Our greater depth and breadth of workforce skills and experience continues to offer substantial opportunities to drive long-term profits and thus build increased stockholder value. By remaining laser focused on our strategic plans and operating execution, we are confident that our success will reward our stockholders for their investment and their loyalty.

Now, we will be happy to take any questions. Operator.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]. And our first question comes from the line of Joe Greff with JPMorgan. Please proceed with your question.

<Q – Joseph Greff>: Good afternoon guys, can you hear me okay?

<A – Brian Gamache>: Yes.

<Q – Joseph Greff>: Okay, great. We’re a few weeks in front of G2E and we’re seeing a number of your competitors come out with press releases highlighting some of their newer products and quite frankly some of their newer products look very similar to stuff that you’ve introduced very successfully the last couple of years. I guess my question is strategically and maybe it’s also a legal question, what are you guys doing to protect your existing IP in your existing games, then I have a couple of follow-ups?

<A – Brian Gamache>: Well Joe, imitation is the highest form of flattery and I guess we should really be flattered. Our competitors have talked about tent-pole products such as Transmissive Reels, Sensory Immersion Chairs and Community Gaming. These are all products we brought to the market 2004, 2005. So there’s nothing we can do about that, but we will continue to do two things. We’re going to vigorously protect our intellectual property and defend it all costs. And number two, we are going to continue to push the envelope on innovation, because we believe that if we continue to stay four, five years ahead of our competitors in bringing these products to market, that will serve our stockholders well for the years to come.

<Q – Joseph Greff>: Great. And then as a follow-up and maybe this is a question for Scott, we’re obviously hearing the same things from a number of slot managers about the increasing budgets next year which is all great to hear and we appreciate the commentary in the press release today, how does that comport with how you baked in your fiscal 2010 revenue guidance three months ago, does that give you – is the way to think about it is that you have greater confidence in hitting that revenue guidance or does it give you even greater confidence of exceeding that revenue guidance towards the back part of the fiscal year?

<A – Brian Gamache>: I think we feel very comfortable with the guidance we gave in August, Joe, it’s spot on, I think when you look at the results today, it’s exactly what we thought would be in Q1. The guidance we gave you today for Q2 is exactly what we thought we’d be and I think we have an operating momentum that gives us the visibility that we need to be very comfortable and is there some upside potential perhaps, yes, I think it’s going to come from the acceleration of the replacement cycle and the continued success in our Gaming Operations business to be honest. But I think that the second half of the year, I think is very doable and I think that this acceleration and hopefully the results we achieve at G2E are going to help make the second half that much easier.

<Q – Joseph Greff>: Great, thank you. And then one final question that competitively, are you seeing any of your competitors do anything differently more recently in terms of financing or larger discounts? That’s my final question, thank you.

<A – Brian Gamache>: No, we haven’t seen a lot of activity in that regard. There is one of our competitors out there that’s seeding the floors with pretty aggressive product terms. But for the most part, most of our competitors are selling their virtues of their product and not price.

<Q – Joseph Greff>: Great, thank you.

Operator: Our next question comes from the line of Steve Kent with Goldman Sachs. Please proceed with your question.

<Q – Steven Kent>: Hi, could you just talk – good morning Brian – good afternoon, sorry, long day. Could you just talk a little bit about the margin side of the equation, how much more opportunity is there, you’ve been talking about that for a couple of years now, could you just start to lay out some of the initiatives that we might see in 2010 and 2011?

<A – Brian Gamache>: Sure. I think that, there has been no secret, Scott and I’ve had a goal of getting to a 25% operating margin. We said that publicly now for a number of years. And we believe the next few years we’ll make progress toward that goal. I think when you look at the fact that we are up 300 basis points in our seasonally slowest quarter of the year, that’s a good indication of things to come. We guided to a 20, I think 20% operating margin for the year, Scott?

<A – Scott Schweinfurth>: Yeah. 20.5.

<A – Brian Gamache>: 20.5?

<A – Scott Schweinfurth>: No, I’m sorry, 20.5 to 21.

<A – Brian Gamache>: 21.

<A – Scott Schweinfurth>: Yeah.

<A – Brian Gamache>: And I think the fact that we were at 19% for the Q1 is a very good back pattern toward that goal. Obviously with additional ramping up of the revenue stream in the next three quarters, it’s going to get a lot easier to push the envelope. But, I think the one interesting thing is to see the progress – to note the progress we’ve made in our product sales margin. The fact we were at 53% this quarter is – it’s pretty remarkable. When you think about – again, that’s typically driven by volume. And the fact that we had a similar margin to Q4 with significantly less units, that’s a pretty good operating trend that we want to continue to accelerate.

<Q – Steven Kent>: But Brian, I mean are there any – a couple of years ago or a year ago, you looked at the way you were putting together products and sourcing and some of those opportunities, are there more to go that you have found or identified?

<A – Brian Gamache>: Yes. This is an ongoing journey, Steve. We don’t stop. But, I think when you look at our continuous improvement initiatives that we’ve done now very successfully for the last three years, if you look at the success we’re having on the Bluebird2, the ASP premium that we’re getting for that, and the overall margin that that’s throwing forward. And then the growth of our Gaming Operations business, it’s not hard for us to create a path to that 25% operating margin. So we are – I would say in the early innings as to where this could eventually get to, because again with additional volume and additional progress on the supply chain journey, I think we’re going to get there sooner than later.

<A – Scott Schweinfurth>: And also on the selling and admin cost, we’ve taken the whole Lean Kaisen or Lean Sigma process to different business processes to try and drive out waste and improve quality. I think, in our finance group last year, we had four or five different events on different topics that, where we could take time out of the process and that continues across the whole organization.

<Q – Steven Kent>: Okay. Thank you.

Operator: Our next question comes from the line of David Katz with Oppenheimer. Please proceed with your question.

<Q – David Katz>: Hi, good afternoon.

<A – Brian Gamache>: Hey David.

<Q – David Katz>: Hi. So the productivity of your installed base, right, the daily revenue per unit has -this is going to be one of those odd questions, right, where it’s growing so nicely and we’d love to get a sense for how sustainable that really is. Can we reasonably expect just looking out into the future that it can continue to grow in the low double digits as it has?

<A – Brian Gamache>: It’s not by mistake, David, that it’s growing. We grew 12% year-over-year at $77.23, we’re about 50% higher than our nearest competitor in the average yield per day. That’s the reason why we’re continuing to grow our footprint. We’re outperforming the competitive set. As long as we continue to do that with content that continues to drive footprint, we’re going to be very successful in this business. One of the things that we’ve focused on is creating some of our best tent-pole technologies, intellectual property and game content into the wide-area progressive games and the placements there. As you know, the win per day is significantly higher in those units and that’s what we’re benefiting from that. Mix of business transition has moved nicely into the wide-area progressive end of things.

So altogether, when you look at the success we’re having here, this is not to be unexpected. I think that the yield has continued runway to grow and we’ve got several different product launches that we’ll be showing at G2E that will continue that string of hits. Right now, we’ve got four hit games out there that are driving the rate, we have still WIZARD OF OZ is doing incredibly well, we have Reel ‘Em In! Compete to Win!, we have TIME MACHINE and we have STAR TREK, and these kinds of games are amongst the most popular games on the floor today. So we’ve certainly had a good run.

<Q – David Katz>: One follow-up, if I may, and thank you for that answer. You have, I think to a large degree led the industry in terms of cabinets with Bluebird2 and I see those performing quite well. Have you at all started thinking about Bluebird3 or what the next wave of cabinet should look like and what kind of feedback you’re getting that might help you for that next version?

<A – Brian Gamache>: Absolutely, David. In fact, we’ll have our newest generation of cabinets at G2E. And then, we also have the next generation beyond that being worked on in our R&D facility. So we’re not sitting pat on our hands here. We’re continuing to push the envelope and particularly in markets that are going to be opening, we want to make sure that we have the right product for the right market. And the Helios we think is going to be a very important part of that going forward in some of these international marketplaces that can’t afford a $16,000 Bluebird2. So, yes we are pushing the envelope in our hardware area and we continue to think that’s a terrific opportunity to gain additional share.

<Q – David Katz>: Okay. Thanks very much.

Operator: Our next question comes from the line of Ralph Schackart with William Blair. Please proceed with your question.

<Q – Ralph Schackart>: Hi, good afternoon, guys.

<A – Brian Gamache>: Hey, Ralph.

<A – Orrin Edidin>: Hey, Ralph.

<Q – Ralph Schackart>: Couple of questions, if I could, obviously the win-per-day metric, you had a great quarter, can you help us think through the factors of what’s driving that outperformance, certainly compared to our model, and give us a sense of the weighting, is it really the brand new games, the Reel ‘Em In!, the TIME MACHINEs of the world, et cetera, sort of on the right band of that pulling up the average or is it the better performance for the WIZARD OF OZ or STAR TREK some of the games that have been in the field longer that’s perhaps doing better than people were anticipating or any qualitative discussion you give will be helpful on that?

<A – Brian Gamache>: Yeah. I think the answer to all those questions Ralph is, yes. This has been going on for a period of a couple of years now, it’s not anything that snuck up on us or our competitors for that matter. I think that we’ve gained significant footprint in that time. And as I said to one of the earlier questions, the fact that we’re now able to command a bigger presence of wide-area progressive games than ever before. We continue to grow that footprint, in fact, I believe we grew that footprint, how many units, year-over-year, Scott?

<A – Scott Schweinfurth>: 800

<A – Brian Gamache>: Yeah, 800 or 900 units year-over-year, that’s a remarkable achievement in this economy. Because, as you know, from an operator standpoint, the wide-area progressives are the most challenging units to get placed. So the fact that we have people that want them – and in fact, they want more of them, we’ve had to limit them to keep up with our strategy, is a pretty good thing. So I think that the math modeling, it’s the overall uniqueness of the content that is really driving that success we’re having in that area. And what gives me great comfort is that the pipeline we have behind it is even stronger. We’ve got some brands that we haven’t even announced yet publicly, we’re going to bringing out at G2E. And we’ve got a solid pipeline over the next four or five quarters that are going to continue to grow on the success that we’ve established here. And I think that this is a very exciting time for our Gaming Operations department.

<Q – Ralph Schackart>: Right.

<A – Scott Schweinfurth>: WAP was up about 951.

<A – Brian Gamache>: 951.

<A – Scott Schweinfurth>: Yes.

<Q – Ralph Schackart>: Just a follow-up on that latter point, it look like on the installed base, obviously the average win per day was going up, but installed base was flat to maybe slightly down, most notably in the standalone, was that sort of driven by your decision or anything in the end market?

<A – Brian Gamache>: No, that’s actually a product cycle. We expected that and that’s why I was questioned on the August call about the footprint why we’re not great. Everything has an evolution and we try to dovetail our product launches with the cycle of the tailing off of the products. Products don’t stay out there forever. We anticipated this. And so, we’d much rather have focus on the yield than growing the footprint at a lesser yield. So we’re doing this strategically. We will show some growth throughout the rest of the year in our footprint, but it’s not going to be leaps and bounds year over year, it’s going to be significant growth, but nothing crazy, and I think that you’ll see us continue to focus on the yield and the return on our capital invested.

<Q – Ralph Schackart>: Right. Thanks, guys.

Operator: And our next question comes from the line of Steve Wieczynski with Stifel Nicolaus. Please proceed with your question.

<Q – Steven Wieczynski>: Hey, good afternoon, guys.

<A – Brian Gamache>: Hi, Steve.

<Q – Steven Wieczynski>: Yeah, I guess just when you look at the guidance, obviously your revenue guidance stays the same, but is the way you are getting to the revenues, is any of that – the composition changing in terms of the new unit shipments or it seems like the yields, you might be able to beat your previous guidance?

<A – Scott Schweinfurth>: Yeah, I guess I’d stay at this point, Steve, we’re too early in the year to start adjusting each of the sort of four criteria. I think directionally, we’re comfortable with the ranges that we provided back in August. And as we get further into the year, especially after we have sort of feedback from G2E, we see second quarter performance, we’ll have a good view of what – or I’ll say a better view of what calendar 2010 capital spend would be. So we’ll consider what all those factors are and if we want to revise guidance at any point in the future.

<Q – Steven Wieczynski>: Okay, great thanks. And then maybe a question for Orrin, just in terms of the conversations you’ve had going into G2E with your customers, maybe you can give us a little more color? I know you talked about them wanting to spend more but what has been the feedback been from – relating to your products?

<A – Orrin Edidin>: Yeah, I think it’s really the time where we’re done talking about server-based gaming and putting the products in their hands. They can touch them, they can feel them, they’re excited about getting them on their casino floor. They’re really putting together and the light is going on when they see what these applications can do not only to help their bottom line but to drive coin in at the top line. That’s really exciting. It’s something we’re really going to showcase at G2E. We wanted to get the customers into our own showroom into our Casino Evolved in advance of G2E where we’ve got their captive attention away from the noise and chaos of the show and that’s been a tremendous success for us.

So they’re excited about seeing the network game applications, and obviously the continued success of Bluebird2. So those products, the network gaming applications as Brian was talking about the next category of our – we had to tri-innovation categories that have proved to be a tremendous success not only to the coin in but the longevity of the games whether it’s sensory immersion, community gaming and/or adoptive gaming, we’re going to bring about that fourth category at the show in addition to sequels to some of these very successful theme families that we have out there including, of course, MONOPOLY, WIZARD OF OZ, and a couple of surprises that you will see at the show.

<Q – Ralph Schackart>: Okay, great. Thanks for the color. Thanks guys.

<A – Brian Gamache>: One of the other things, Ralph, in follow-up to your question, we’re getting a 30 to 35% win per day premium on the Bluebird2 versus the Bluebird1, so people are seeing value in that and thus I think it’s – when they get a few of them in the floor, it kind of wets their whistle for replacing some of the older product that’s out there.

Operator: [Operator Instructions]. Our next question comes from the line of Kent Green with Boston America Asset Management. Please proceed with your question.

<Q – Kent Green>: Yes, my question pertains to the rollout of the international under Sebastian. You mentioned Mexico, could you tell us a little bit more about Australia, particularly would you expect Australia to try to see some fairly decent unit growth sales?

<A – Orrin Edidin>: Yeah Kent, Australia as I mentioned in my comments, we’re in the second phase of a two-part field trial there which we’d expect to wrap up by the end of the calendar year. So Australia is really a second half event that obviously is going to ramp up as we get more towards the end of the fiscal year. But obviously that’s a market that we’re selling into directly for the first time and we’re pretty excited about the success we’ve seen just in the field trial at the club that we are performing that field trial at in New South Wales.

Mexico is a market that continues to grow as does South America coming off a very successful SAGSE show. And as Brian mentioned, there are – there is a lot of excitement about the Italian market opening up and the potential for markets such as Brazil. So International continues to grow. I think we did about 38-39% of our total product sales in the quarter and there is no reason why we can’t expect that to see continued growth out of that market – out of those markets.

<A – Brian Gamache>: And as we’ve said previously, Kent, we’d love to get to balance of 50:50 for domestic versus international on our box sales.

<Q – Kent Green>: Could you talk about ASPs over there and also I don’t know, is that market conducive to the Gaming Operations to, is there progressives in that market, in any of those markets?

<A – Scott Schweinfurth >: I would say on the ASP front the pricing is relatively similar to what we have in Canada and North America. And on the participation front, there – while we have some game, some of our footprint is – is outside of Canada and the United States I believe it’s less than 10% because typically those countries don’t follow that pricing paradigm.

<Q – Kent Green>: Thank you.

Operator: Our next question comes from the line of Todd Eilers with Roth Capital Partners. Please proceed with your question.

<Q – Todd Eilers>: Good afternoon, thanks for taking my question. You guys mentioned that, you’ve started to place some games in the Class II central determinant markets – mentioned placements in Washington, Alabama, and Mexico. Are these game placements predominantly games being sold or are you leasing those, can you give us a sense of maybe what the revenue model is there and what you expect going forward? And then if you could, maybe a percent of total shipments to those types of markets for the quarter?

<A – Orrin Edidin>: Well – Todd, this is Orrin. Keep in mind we’re just ramping up into these markets and it’s primarily a for-sale model that we’re pursuing in these markets, but we’re just ramping up. So as terms of a percentage of total sales, obviously over the coming second half of the year you’ll start to see that reach some type of meaningful level, but we literally just have gone live in the past couple of weeks and we’re just beginning our rollout as we speak. So these are new markets for WMS. As I mentioned earlier, performance looks great so far, but it’s very early and we’re continue to follow that closely and give you a probably a bit more detailed report on that over the next couple of quarters.

<A – Scott Schweinfurth >: And Todd just to clarify the shipments for Mexico are all Class III.

<Q – Todd Eilers>: Okay. And should we expect those to be in your international shipments going forward?

<A – Scott Schweinfurth >: Yes.

<Q – Todd Eilers>: Okay. Second question is with regards to the Helios platform launch, I think in the past that you’ve mentioned that South Africa was an example of a market where that might work well, can you maybe give us some other examples and where should we expect to see those types of games or that platform being introduced going forward?

<A – Brian Gamache>: Todd, for competitive reasons, we don’t want to give a roadmap to our competitors, but I would just say that there are a number of markets internationally, in fact there’s probably more markets that are applicable to Helios than there is Bluebird2. A lot of the international markets don’t earn more than $30 to $40 per day and would have a tough time paying the premium price for a Bluebird2, but for a Helios cabinet that’s going to be priced in the $10,000 range with a similar margin to Bluebird2 we can offer a compelling value proposition. So we’re going to continue to exploit those markets and we’re going to continue to – the major launch for Helios will be at the ICE Show in January, so we’re very excited to bring a full complement of themes and support for the new platform and we’re anxious to see the reception from the customers.

<Q – Todd Eilers>: Okay, great. And then, just last question with respect to R&D, can you guys maybe talk a little bit about – a little bit higher than the prior year as a percent of revenue. Can you maybe talk was there a certain technology or just that you wanted to bring forward quicker than maybe you previously thought or just what maybe was driving that increase?

<A – Brian Gamache>: I think that when you look at the product development plan that we have over a three year period, you really can’t pick – it’s really a process, right and I think when you look at the percentage, I think we guided to 14 to 15% is that right?

<A – Scott Schweinfurth>: 14 for the year.

<A – Brian Gamache>: 14 for the year. We will get there by the end of the year as a percentage of revenues, Todd. I think that this particular case I think was just a seasonal issue more than anything.

<Q – Todd Eilers>: Okay. Thanks.

Operator: Our next question comes from the line of Bill Lerner with Union Gaming. Please proceed with your question.

<Q – Bill Lerner>: Thanks. Hey, guys. Can you hear me okay?

<A – Brian Gamache>: Yes we can.

<Q – Bill Lerner>: Okay, Brian I’m not sure maybe this is for you or one of the other guys or even Ken, I don’t know. But, with the premium that your Game Ops units are generating, does the same old structure make sense? I mean I guess it’s an economic decision on your part in terms of the market share versus purchase pricing?

<A – Brian Gamache>: You talk about participation products Bill?

<Q – Bill Lerner>: Yeah, I mean all in.

<A – Brian Gamache>: There are a lot of different pricing models out there. We have stand-alone participation games, we have leased games, we have local area progressives, we have wide area progressives. We have a number of different products. So we don’t really alienate any customer, we kind of work with them on a variety of different models and again the blended average of that happens to be $77. Again, we have been very proactive in working with our customers, listening to them what their needs and concerns are and I think this – our growth there shows that they’re willing buyers as long as the content performs as it has.

<Q – Bill Lerner>: I guess what I’m asking Brian is, given that your games are generating such a relevant premium, are you underpricing your product, your participation product?

<A – Brian Gamache>: You know Bill, I don’t think we are. I think that we’re offering a great value. I appreciate the thought but I think that our customers would probably say that we’re amongst the most aggressive pricers out there. I just think that we have to continue to keep that value proposition in the back of our mind and be a good partner of the operators.

<Q – Bill Lerner>: Right, great.

<A – Scott Schweinfurth >: I guess it shouldn’t be lost that the WAP product line which is our highest price point product line, we’ve achieved the greatest growth there which really demonstrates that the products are earning their way on to the floor.

<A – Brian Gamache>: Because that is, as I said earlier, the most difficult sale.

<A – Orrin Edidin>: And also appreciate Bill a game like STAR TREK even though it doesn’t have a progressive Jackpot associated with it, it is based on a coin-in wide-area pricing model. So we have explored those alternatives and push the envelope where we can based on game performance.

<Q – Bill Lerner>: Okay. Thanks, and a follow-up guys. On ASPs – and maybe this is for Scott. How much of that ASP growth that we’ve seen in this quarter and recent quarters is a function of greater Bluebird2s in the mix versus a mix of video versus stepper, et cetera? I am truly trying to get a feel for I guess by extension how much of your backlog, now, I know you don’t give backlog numbers, but how much of your backlog is Bluebird2? The ultimate question is how much of a tail does this ASP growth really have for you guys?

<A – Brian Gamache>: Well, let me answer that by saying last December or the December quarter we had 17% of our products for Bluebird2, 47% in March, 62% in June and 69% in this most recent quarter. So we are continuing to ramp that up. I would guess that number will be in the mid 70s by Q2 and Q3 if not higher. So to your question, do we still have leverage on our pricing? The answer is yes. As we continue to see more of these premium priced Bluebird2s gain traction, that’s going to allow us to continue to extend our pricing.

<Q – Bill Lerner>: Okay, great. Thanks guys.

Operator: Our next question comes from the line of David Bain with Sterne Agee. Please proceed with your question.

<Q – David Bain>: Great, thanks. Hey just two quickies; one, I was wondering if you had a gut feel as to where you think your percentage ship share was on replacement for the quarter? I know you’re the first to report if you had any kind of thoughts that will be interesting?

<A – Brian Gamache>: We really don’t know. We think we had a very solid quarter. As we said on the call, it was somewhere in the 27% ship share on the June – six months ended June and it was somewhere in the mid 30s on the replacement market.

<Q – David Bain>: Right.

<A – Brian Gamache>: But until the other guys report I think it would be premature for us to comment on that, but we do think we had a solid quarter.

<Q – David Bain>: Okay. So potentially in line with your last quarter?

<A – Brian Gamache>: That’s my best guess.

<Q – David Bain>: Best guess, okay. And then if you can help us dissect the mix of participation trends a bit, I know you touched on it, but given the sequential footprint number and combined with that higher yield, can you give us a sense as to what titles may be being replaced in your own network of games, I mean is it MONOPOLY or some other titles we can kind of look to?

<A – Brian Gamache>: It’s really – when you have 10,000 plus games out there it’s really – we’re running a very large casino operation and so games come and they go and some games stay longer in some casinos than others. So, it’s really a dynamic fluid situation that we manage very aggressively. Ron DiNola and his team work this very, very hard every single day. So, we want to get the lowest performing games out and getting our highest performing gaming, that’s how you’re getting the leverage on the yield.

So, and as Scott said, we’ve got significantly higher number of games out there today and depreciation is flat year-over-year on a significantly higher footprint. So, we are managing that very actively, but it’s not unusual to see games come and go on a daily basis.

<Q – David Bain>: Okay. And I guess just a follow-up to that, in terms of some metrics that you guys look at, I don’t know if it would be win per day or placement, but any games that have shown a trajectory near WIZARD OF OZ in terms of its introductory period or of recent that we can kind of look at as kind of those up and comers that could be the next big one?

<A – Brian Gamache>: Reel ‘Em In! Compete to Win! has performed at WIZARD OF OZ’s level, in some places even higher. So, Reel ‘Em In! Compete to Win! is between the footprint and the backlog is gaining significant momentum and we’re very impressed with the yield there, and I think some of the products you’re going to see at G2E have got those kinds of legs to it as well. So, yes, WIZARD OF OZ is a new benchmark for WMS and we think we can have a couple of side-by-side candidates here in the very near future.

<Q – David Bain>: Okay, great thank you.

Operator: And gentlemen, there are no further questions at this time. I will turn the call back to you, please continue with your presentation or closing remarks.

Brian R. Gamache, Chairman and Chief Executive Officer

Thank you Sean and thank you for joining us this afternoon; and we look forward to reporting our additional progress on our next call in January when we’ll discuss our fiscal second quarter results. And, we look forward to seeing many of you in a few weeks at G2E in Las Vegas. Have a great afternoon.

Operator: Ladies and gentlemen, that does conclude today’s conference call. We thank you for your participation and ask that you please disconnect your lines.

Product names mentioned are trademarks of WMS Gaming Inc. except for the following:

G2E is a registered trademark of the American Gaming Association and Reed Elsevier Inc.

MONOPOLY is a trademark of Hasbro. Used with permission. © 2009 Hasbro. All rights reserved.

STAR TREK: TM & © 2009 CBS Studios Inc. All rights reserved. STAR TREK and related marks are trademarks of CBS Studios Inc.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (s09)

TIME MACHINE is a trademark of Next Generation Entertainment (Aust) Pty Limited.